Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Cherry Street Trust	Fidelity Hedged Equity Central Fund	Equity	11/09/2022

Fidelity Diversifying Solutions LLC		FMR Investment Management (UK) Limited

By:	/s/ Christopher J. Rimmer	By:	/s/ Niamh Brodie-Machura
Name:	Christopher J. Rimmer	Name:	Niamh Brodie-Machura
Title:	Treasurer	Title:	Director